EXHIBIT I-3




                  Notice of Annual Meeting of Stockholders


New Orleans, Louisiana
March 26, 2003


To the Stockholders of ENTERGY CORPORATION:

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS


Date:     Friday, May 9, 2003
Time:     10:00 a.m. Central Daylight Time
Place:    Del Lago Conference Center
          600 Del Lago Boulevard
          Montgomery, TX 77356


MATTERS TO BE VOTED ON


1.   Election of Fifteen Directors.

2.   Approval of the Equity Ownership Plan.

3.   Approval of the Executive Annual Incentive Plan.

4. Stockholder proposal concerning the value of future executive stock options being linked to a utility stock index.

5.   Stockholder proposal concerning "poison pills."




Michael G. Thompson
Secretary

                            PROXY STATEMENT


Your vote is very important. For this reason, the Board of Directors is requesting that unless you are able to, and intend to vote your shares in person at this Annual Meeting of Stockholders, that you allow your Entergy Corporation Common Stock to be represented at the Annual Meeting by J. Wayne Leonard, Robert v.d. Luft and Bismark A. Steinhagen, the persons named as proxies on the enclosed proxy card. This proxy statement has been prepared for the Board by our management. The terms "we", "our", "Entergy" and the "Corporation" each refer to Entergy Corporation. This proxy statement is being sent to our stockholders on or about March 26, 2003.


                   GENERAL INFORMATION ABOUT VOTING

WHO  CAN  VOTE.   You are entitled to vote your Common  Stock  if  our
records show that you held your shares as of March 12, 2003. At the close of business on March 12, 2003, [xxx] shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

VOTING BY PROXIES. Of course, you may come to the meeting and vote your shares in person. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them as to how your shares may be voted in accordance with your instructions. Follow those instructions carefully. If you hold your shares in your own name, you may instruct the proxies as to how to vote your Common Stock by using the toll free telephone number listed or accessing the Internet address on the proxy card or by signing, dating and mailing the proxy card in the postage paid envelope provided to you. Proxies granted by these methods are valid under applicable state law. When you use the telephone or Internet voting system, the system verifies that you are a stockholder through the use of a Control Number assigned to you. The telephone and Internet voting procedures allow you to instruct the proxies as to how to vote your shares and confirm that your instructions have been properly recorded. Your Control Number and specific directions for using the telephone and Internet voting system are on the proxy card. Whether you send your instructions by mail, telephone or the Internet, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors. We are not currently aware of any matters to be presented to the Annual Meeting other than those described in this proxy statement. If any other matters are presented at the meeting, the proxies will use their own judgment in determining how to vote your shares. If the meeting is adjourned, your Common Stock may be voted by the proxies on the new meeting date.

HOW YOU MAY REVOKE YOUR PROXY INSTRUCTIONS. To revoke your proxy instructions, you must either advise the Secretary in writing before your shares have been voted by the proxies at the meeting, deliver to us later proxy instructions or attend the meeting and vote your shares in person.

QUORUM REQUIREMENT. The Annual Meeting cannot be held unless a quorum equal to a majority of the outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted to determine whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, it may only vote those shares in accordance with your instructions. However, if it has not received your instructions by a specified date, it may vote on matters that the New York Stock Exchange has determined to be routine.

VOTES NECESSARY FOR ACTION TO BE TAKEN. Fifteen directors will be elected at the meeting, meaning that the fifteen nominees receiving the most votes will be elected. Abstentions will have no effect on the outcome of the election of directors.

COST  OF THIS PROXY SOLICITATION.  We will pay the cost of this  proxy
solicitation.   In addition to soliciting proxies by mail,  we  expect
that certain of our employees may solicit stockholders for their proxies, personally and by telephone. None of these employees will receive any additional or special compensation for doing so. We have retained Morrow & Co. Inc. for a fee of $12,500 plus reasonable out-of-pocket costs and expenses, to assist in the solicitation of proxies. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

ATTENDING THE ANNUAL MEETING. If you are a holder of record and you plan to attend the Annual Meeting, please come to the registration desk before the meeting. If you are a beneficial owner of Common Stock held by a bank or broker (i. e., in "street name"), you will need proof of ownership of your Common Stock as of March 12, 2003 to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your shares of Common Stock held in street name, you must obtain a proxy in your name from the registered holder.

STOCKHOLDERS WHO OWN AT LEAST FIVE PERCENT. A stockholder "beneficially owns" Common Stock by having the power to vote or dispose of the Common Stock, or to acquire the Common Stock within 60 days. Stockholders who beneficially own at least five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission. Based on these reports, the following beneficial owners have reported their ownership as of December 31, 2002:
[To be updated - filings due 2/28/03]


          PROPOSAL 2 - APPROVAL OF THE EQUITY OWNERSHIP PLAN

     The Personnel Committee of the Board of Directors ("the Committee") has approved and recommends that the stockholders vote for the approval of the Entergy Corporation Amended and Restated 1998 Equity Ownership Plan (the "EOP") to supercede the 1998 Equity Ownership Plan (the "1998 Plan"). The Committee believes the EOP will enhance the Company's ability to attract and retain outstanding employees and align their interests with those of the stockholders. The EOP is designed to ensure that amounts paid and stock issued upon grant of restricted shares or exercise of stock options qualify as performance-based compensation that is deductible under IRS Code
Section 162(m).

     The Committee's approval and recommendation of the EOP follows a review and evaluation of the Company's existing compensation plans and a comparison of those plans with the programs offered by comparable companies. While the EOP represents, in part, a continuation of the Company's stock option program, it also provides flexibility in the form and payment of awards to meet changing business needs.

     The EOP includes provisions which provide for the grant or award of (a) stock options, (b) restricted stock, and (c) other awards payable in cash. The EOP would permit total equity-based awards from the effective date through the life of the EOP of up to 7,900,000 shares.

     A summary of the EOP follows.

     At the Annual Meeting the stockholders will vote on the approval of the EOP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ENTERGY CORPORATION AMENDED AND RESTATED 1998 EQUITY OWNERSHIP PLAN.

                          HISTORY OF THE EOP

     The EOP that is proposed to be approved by stockholders began as the 1991 Equity Ownership Plan of Entergy Corporation and its Subsidiaries (the "1991 Plan"). The 1991 Plan was itself amended and restated in 1998. This amendment and restatement of the 1991 Plan was approved by stockholders, resulting in the 1998 Plan. The 1998 Plan has been amended several times since 1998, so that change in control provisions are now part of the EOP and the ability to defer taxable gain has been expressly addressed.

     In  addition,  an  additional Plan, the Equity Awards  Plan  (the
"EAP"), was authorized in 2000. Because some senior executives were prohibited from participation in the EAP, stockholder approval was neither sought nor required. As part of its decision to seek re-approval of the EOP, the Personnel Committee of the Board of Directors has directed that no further awards be issued under the EAP, effective upon the approval of the EOP by stockholders.

     A table showing the number of securities to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities remaining available for future issuance under both the EOP and the EAP can be found above in the discussion of executive compensation under the heading "Equity Compensation Plan Information." In 2002, approximately 2200 employees participated in the EAP or the EOP.

                      MATERIAL CHANGES TO THE EOP

     The EOP makes several revisions to the 1998 Plan. First, two of the four award types, performance units and equity awards, have been effectively combined and are payable only in cash. The provisions relating to stock options have been revised in a number of respects, the most significant of which are:

          (i) top executives must retain at least 75% of their after tax net profit from option exercise in Company stock until the earlier of 60 months or termination of their full-time employment with the Company,
          (ii) reloads are no longer available under the EOP, and
          (iii)the Personnel Committee no longer has authority to re-price options after grant.

Also, while there was no cap on restricted share grants under the 1998 Plan, the proposed EOP places a cap on the aggregate number of restricted shares that may be granted of equal to 1,500,000 shares.

     In addition, under the proposed EOP, there is now a cap on cash awards. Specifically, the total value of all performance units available to be granted to the named executives in the Compensation Table in any period may not exceed 1% of operating cash flow, and the value of performance units available to any one individual during a single period may not exceed .5% of operating cash flow for the period. Performance shares have been eliminated. Finally, under the proposed EOP, payments made to certain executives are allowed to be deferred into the Company's Executive Deferral Compensation Plan, and authority is granted to the Committee or its delegatee to determine whether other investment options should be available for amounts held in EOP deferral accounts. All of these changes would only apply to grants or elections made after the effective date, which is February 13, 2003 if the EOP is approved by stockholders.

                          SUMMARY OF THE EOP

Term

     If approved by the stockholders, the EOP will be effective as of February 13, 2003.

Purpose

     The purpose of the EOP is to align the personal financial interests of key employees with the Company's stockholders. The EOP includes provisions for awarding stock options, restricted stock, and awards payable in cash to key employees.

Administration

     The EOP will be administered by the Personnel Committee. Subject to the terms of the EOP, the Committee has authority:

     (i)  to determine the employees eligible to participate in the EOP,
     (ii) to determine the form and terms of, and the conditions and restrictions applicable to, grants under the EOP,
     (iii)to adopt and amend rules and regulations with respect to the administration of the EOP,
     (iv) to amend the terms and conditions of any outstanding grant, consistent with the terms of the EOP, and
     (v) to take any action that the Committee deems necessary to comply with any government laws or regulatory requirements.

Eligibility

     Eligibility under the EOP is limited to employees of the Company and its affiliates. The Committee, in its sole discretion, shall determine which employees are eligible to participate in the EOP, and only those employees identified by the Committee as able to affect the equity value of the Company through significant contributions to Company profitability and growth will be selected for participation.

Securities subject to the EOP

     Currently, up to 15,000,000 shares of Common Stock may be issued under the 1998 Plan, and approximately 7,100,000 of those shares have been issued. Because the EOP does not seek an increase in the number of authorized shares, the maximum number of shares of Common Stock that may be issued after the effective date under the EOP in satisfaction of exercised options or restricted stock may not exceed 7,900,000. No more than 1,500,000 of the 7,900,000 shares available under the EOP may be used for grants of restricted stock to eligible employees. If any stock option granted pursuant to the EOP terminates, expires or lapses, or any restricted stock granted pursuant to the EOP are forfeited, any shares of Common Stock subject to such option or restricted stock will again be available for grant.

     In the event of a stock split, merger, reorganization, recapitalization, stock dividend or other event described under the terms of the EOP, the Committee will make appropriate adjustments to the number of shares subject to grants previously made to participants, in the exercise price per share of stock options previously granted to participants and in the number and kinds of shares which may be distributed under the EOP.

Stock  Options.       The EOP authorizes grants of  stock  options  to
eligible employees from time to time as determined by the Committee. Subject to the limits of the EOP, the Committee may grant options under the EOP for such number of shares and having such terms as the Committee designates; however, the maximum number of options that may be granted to any one employee under the EOP may not exceed 1,000,000 after the effective date.

     Each stock option shall have an exercise price that is not less than the fair market value of the Common Stock on the date the option is granted.

     Payment for shares received upon exercise of a stock option may be made by an optionee in cash, shares of Common Stock, shares of Common Stock subject to restrictions, a combination of the foregoing, through a cashless exercise with a broker, or, in the discretion of the Committee, by the Company withholding shares of Common Stock equal in value to the exercise price of the stock option. The EOP requires senior executives to retain at least 75% of their after tax net profit in Common Stock for 60 months, unless their full-time employment ceases before the expiration of that 60 month holding period.

     The Personnel Committee is authorized to determine whether and how an optionee may exercise his or her options after an optionee ceases to be an employee for any reason including total disability, death or retirement (as defined under the EOP).

     Under no circumstances will any option be exercisable after it has terminated or expired.

Restricted Stock. The Committee will determine the nature and extent of the restrictions on grants of restricted stock, the duration of such restrictions, and any circumstances under which restricted shares will be forfeited. Restricted shares will be deposited with the
Company while any restrictions remain in place. Except as otherwise provided by the Committee during any such period of restriction, recipients shall have all of the rights of a holder of Common Stock, including but not limited to voting rights and the right to receive dividends. The Committee may establish rules concerning the impact of the termination of employment (by reason of retirement, total disability, death or otherwise) on the applicability of any outstanding restrictions.

Cash Awards.        The EOP permits the Committee to grant cash awards
in two forms: performance units and equity awards.

     To determine the value of performance units, the Committee will establish the time period of not less than one year over which performance will be measured (the "Performance Period") and the criteria to be used by the Committee to evaluate the Company's performance with respect to each Performance Period. Such criteria may include financial or operating measures of the Company or its divisions, such as pretax income, net income, earnings per share, revenue, expenses, return on assets, return on equity, return on investment, net profit margin, operating profit margin, operating cash flow, total stockholder return, capitalization, liquidity, results of customer satisfaction surveys and other measures of quality, safety, productivity, cost management or process improvement or other criteria established by the Committee, or they may be based on the Company's performance compared with one or more selected companies. The EOP permits the Committee to grant equity awards to eligible employees from time to time. An Equity Award consists of the ability to purchase a phantom unit, equal in value to one share of Common Stock. Payment of earned performance units and equity awards will be made to participants in cash.

     The value of all performance units granted under the EOP during a calendar year will not exceed 1% of the operating cash flow for the Company during the relevant performance period as calculated by the Committee, and the value of all performance units granted to an individual under the EOP during a performance period will not exceed 0.5% of the operating cash flow for the Company during the relevant performance period as calculated by the Committee.

Deferral of Payment

     The EOP allows payments to executives above a certain level to be deferred through the purchase of Equity Awards. Also, subject to the terms of the Company's Executive Deferred Compensation Plan (the "EDCP"), an officer or other key employee eligible to participate in the EDCP may defer the receipt of some or all of the cash or Common Stock receivable pursuant to a stock option or restricted stock.

Amendment

     The  Board  may  at any time terminate or amend the  EOP  in  any respect. No amendment or termination of the EOP may, without the consent of an affected participant, alter or impair any of the rights or obligations under any options or other rights theretofore granted such participant under the EOP.

Change in Control

     In the event of a change in control, any outstanding options that have not yet vested shall vest effective as of such date, restrictions on restricted stock shall lapse, and participants above a certain level who have previously been awarded performance units shall earn no less than the participant would have earned if the performance period terminated as of such date.

     A change in control occurs (a) if any person becomes the beneficial owner, directly or indirectly, of 25% or more of the Company's outstanding Common Stock, (b) upon the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation where the Board of Directors immediately preceding the transaction constitutes a majority of the Board immediately following the transaction, (c) upon shareholder approval of a complete liquidation or dissolution of the Company, or the consummation of an agreement to sell substantially all of the assets of the Company, or (d) upon a change in any two year period in a majority of the members of the Board of Directors of the Company, as defined in the EOP.

Federal Income Tax Effects

     The federal income tax consequences applicable to the Company in connection with stock option, restricted stock, performance units or equity awards are complex and depend, in large part, on the surrounding facts and circumstances. Under current federal income tax laws, unless deferred, a participant will generally recognize income with respect to grants of restricted stock, stock options, performance units or equity awards, as follows:

     (A) PAYMENTS IN RESPECT OF PERFORMANCE UNITS AND EQUITY AWARDS. Any cash received as payments in respect of performance awards under the EOP will constitute ordinary income to the employee in the year in which paid, and the Company will be entitled to a deduction in the same amount.

     (B) STOCK OPTIONS. The grant of a stock option will not result in any immediate tax consequences to the Company or the optionee. Upon the exercise of a stock option, the optionee will generally realize ordinary income. However, an employee who is subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934 with respect to the stock acquired will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the excess of the fair market value of the Common Stock at the time of such lapse over the option price, unless the employee elects to be taxed on the date of exercise. The Company will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the optionee.

     (C) RESTRICTED STOCK. An employee generally will not realize taxable income upon an award of restricted stock. However, an employee who receives restricted stock, either as a grant or in payment of a performance award, will realize as ordinary income at the time of the lapse of the restrictions an amount equal to the fair market value of the Common Stock at the time of such lapse unless the employee elects to realize ordinary income on the date of receipt of the restricted Common Stock. At the time the employee realizes ordinary income, the Company will be entitled to deduct the same amount as the ordinary income realized by the employee.

     (D) IRS CODE SECTION 162(M). Payment or grants (excluding restricted stock) under the EOP are intended to qualify as "qualified performance-based compensation" under the IRS Code and the applicable regulations.

Other Matters

     The Company is unable to provide meaningful disclosure as to what benefits will be payable under the EOP because payments are contingent on performance goals that have not been set and the number of participants and the amount of stock options or performance shares to be awarded, which have not been determined. Under the 1998 Plan, however, the Committee granted options and performance-based awards in January of 2002 to executive officers, non-executive officers and employees. Options granted to the named executive officers are reported on the Option Grant Table, and the securities exercisable under all of these grants are included in the Equity Compensation Plan Information table.